SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549





                            FORM 8-K

                         CURRENT REPORT

               PURSUANT TO SECTION 13 OR 15(d) OF

               THE SECURITIES EXCHANGE ACT OF 1934





 Date of Report (Date of Earliest Event Reported): March 4, 1998


                     ETS INTERNATIONAL, INC.
     (Exact name of Registrant as specified in its charter)


          Virginia        00019678       54-1414643
          (State or other (Commission    (IRS Employer
          jurisdiction of File Number)   Identification No.)
          incorporation)


          1401 Municipal Road, NW
          Roanoke, Virginia                         24012
          (Address of principal executive offices)(Zip Code)


Registrant's telephone number, including area code: (540) 265-0004


                         Not Applicable

  (Former name or former address, if changed since last report)
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     Item 5.             Other Events
     -------             ------------

     ETS International, Inc. today announced that it has consented to the removal of the Company's common stock from listing and registration on the Emerging Company Marketplace ("EMC") of the American Stock Exchange ("AMEX"). This action became necessary because the Company has been unable to achieve compliance with the financial guidelines of the EMC for continued listing. The AMEX has advised that the last day for trading of the Company's common stock on the EMC will be Friday, March 6, 1998. A market for the Company's common stock is expected to develop over-the-counter, but there can be no assurance that this will be the case.

     The Company also announced that the nonbinding Letter of Intent dated February 2, 1998, to purchase substantially all of the assets of its wholly-owned subsidiary, ETS, Inc., including the Company's limestone emission control ("LEC") system and other environmental-related patented technologies and licenses, expired without a definitive agreement being reached with the proposed purchasing group, comprised of John D. McKenna, Arthur B. Nunn, III and John C. Mycock, all of whom are former directors, officers and employees of the Company. The Board of Directors determined that the offer received from the proposed purchasing group was not in the best interests of the Company and its shareholders because, among other things, the offer did not include provisions indemnifying the Company for losses or liabilities in connection with the completion and start-up of the three LEC systems being designed pursuant to the Company's contract with China Steel Corporation.

     The Board of Directors of the Company is conducting an independent review of financial and other aspects of the LEC technology that is being developed for the China Steel contract. This review has been undertaken with the assistance of special counsel after potential issues were brought to current management's attention regarding the budget to meet certain of the performance specifications of the contract. If the LEC technology does not meet these specifications, China Steel may seek to impose financial penalties or attempt to recover damages or obtain other relief under the contract, including drawing down on the $600,000 performance bond posted by the Company.

     Because of cash flow difficulties, the Company has failed to make six interest payments ($150,000 total) under its $2,500,000 note due March 17, 1999 to Thomas W. Marmon, a director and large shareholder of the Company. The note provides for fixed monthly interest payments of $25,000 and is subject to call at any time by the holder upon sixty days notice. The note is secured by the assets of the Company and its subsidiaries. If the note is called by Mr. Marmon, the Company does not have the funds to make final payment. Mr. Marmon has advised management that he has no current intention of calling the note and that he will work with the Company toward resolution of this matter. Such resolution could result in material changes in the Company's business and operations.

     The Company also has indicated that it is continuing to undertake cost cutting measures, including the elimination of certain positions. The Company likewise intends to continue to seek additional capital. There can be no assurance of the extent to which these efforts will be successful, if at all, or that such efforts will be sufficient to support the Company's on-going operations. The Company anticipates incurring a loss of up to $1,000,000 in the third quarter ended February 28, 1998, primarily as a result of the effect of wet winter weather on its outdoor construction projects.

     The Company's new Chairman and President, Jim Quarles, stated:
"During these first six weeks of my employment as CEO, I have become aware of the many difficult challenges faced by the Company. My near-term task is to return the Company to basic business fundamentals, and I feel that I am making progress. Unfortunately, that process requires taking certain actions which are in some ways painful, but necessary for a healthy company. The long-term strategies for the Company will be re-evaluated given the failure to reach an agreement on the sale of the environmental components represented by ETS, Inc. The immediate concern, of course, is obtaining working capital to support the Company's on-going operations. Preliminary discussions have been initiated with parties interested in completing a transaction with the Company which could result in a solution of its cash flow difficulties."

     ETS International, Inc. is a technology based company providing construction and environmental products and services. The Company specializes in the trenchless rehabilitation of water and sewer lines as part of its infrastructure design and construction capability.

                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              ETS INTERNATIONAL, INC.



                              By  s/James B. Quarles
                                 -----------------------------------
                                   James B. Quarles
                                   President and Chief Executive
                                   Officer

Date: March 4, 1998
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